Exhibit 99.1

Contacts: James S. Scully Chief Administrative Officer and Chief Financial Officer (212) 209-8040 Allison Malkin/Joe Teklits ICR, Inc. (203) 682-8200

J.CREW GROUP, INC. ANNOUNCES FOURTH QUARTER AND PRO FORMA FISCAL 2011 RESULTS

COMPANY TO HOST CONFERENCE CALL AND WEBCAST TOMORROW AT 11:00 AM EASTERN TIME

NEW YORK, March 19, 2012 — J.Crew Group, Inc. today announced financial results for the three months and the pro forma fiscal year ended January 28, 2012.

On March 7, 2011, J.Crew was acquired by Chinos Holdings, Inc., a company formed by investments funds affiliated with TPG Capital, L.P. and Leonard Green & Partners, L.P. Although the Company continued as the same legal entity after the acquisition, our financial statements were prepared for the following periods: (i) March 8, 2011 to January 28, 2012 (Successor) and (ii) January 30, 2011 to March 7, 2011 (Predecessor). To facilitate a meaningful comparison to fiscal 2010, we have also prepared a pro forma statement of operations for fiscal 2011 which reflect the combination of the Successor and Predecessor periods, giving effect to the acquisition and related transactions as if they occurred on the first day of the fiscal year. Comparisons for the fourth quarter reflect actual results of the Successor this year versus actual results of the Predecessor last year.

Fourth Quarter highlights:

•

Revenues increased 13% to $530.9 million, with comparable company sales increasing 6%. Comparable company sales were flat in the fourth quarter last year. Store sales increased 16% to $354.0 million, with comparable store sales increasing 6%. Comparable store sales decreased 5% in the fourth quarter last year. Direct sales increased 10% to $170.8 million on top of increasing 12% in the fourth quarter last year.

•	Gross margin increased to 37.8% from 37.4% in the fourth quarter last year. Gross profit this year reflects the impact of purchase accounting of $2.7 million.

•	Selling, general and administrative expenses decreased to $159.1 million from $160.7 million in the fourth quarter last year. Last year includes transaction costs of $20.0 million.

•	Operating income was $41.7 million, or 7.9% of revenues, compared to $15.5 million, or 3.3% of revenues, in the fourth quarter last year. Last year includes transaction costs of $20.0 million.

•

Net income was $15.1 million compared to $4.0 million in the fourth quarter last year. This year includes (i) transaction-related costs and the impact of purchase accounting noted above and (ii) increased interest expense as a result of debt incurred in connection with the acquisition. Last year includes the impact of transaction costs noted above.

•

Adjusted EBITDA was $59.5 million compared to $51.6 million in the fourth quarter last year. An explanation of how we use Adjusted EBITDA and a reconciliation of net income to Adjusted EBITDA are included in Exhibit (4).

Pro forma fiscal 2011 highlights:

•

Revenues increased 8% to $1,855.0 million, with comparable company sales increasing 3%. Comparable company sales increased 7% last year. Store sales increased 7% to $1,280.8 million, with comparable store sales increasing 1%. Comparable store sales increased 4% last year. Direct sales increased 11% to $545.7 million on top of increasing 15% last year.

•	Gross margin decreased to 41.7% from 43.4% last year. Gross profit this year reflects the impact of purchase accounting of $4.0 million.

•

Selling, general and administrative expenses increased to $587.4 million from $533.0 million last year. This year includes the impact of purchase accounting of $21.7 million. Last year includes transaction costs of $20.0 million.

•

Operating income was $185.8 million, or 10.0% of revenues, compared to $214.0 million, or 12.4% of revenues, last year. This year includes the impact of purchase accounting of $25.7 million. Last year includes transaction costs of $20.0 million.

•	Net income was $51.5 million compared to $121.5 million last year. This year reflects increased interest expense incurred in connection with the acquisition.

•	Adjusted EBITDA was $282.2 million compared to $288.2 million last year. An explanation of how we use Adjusted EBITDA and a reconciliation of net income to Adjusted EBITDA are included in Exhibit (5).

Balance Sheet highlights as of January 28, 2012:

•	Cash and cash equivalents were $221.8 million compared to $381.4 million last year.

•

Total debt was $1,594 million, including the seven-year senior secured term loan of $1,194 million and the eight-year senior unsecured notes of $400 million, incurred in connection with the acquisition, compared with no debt outstanding last year.

•	Inventories were $242.7 million compared to $214.4 million last year. Inventory per square foot decreased 6%.

Use of Non-GAAP Financial Measures

This announcement contains non-GAAP financial measures. An explanation of these measures and a reconciliation to the most directly comparable GAAP financial measures are included in Exhibits (4) and (5).

Conference Call Information

A conference call to discuss fourth quarter results is scheduled for tomorrow, March 20, 2012, at 11:00 AM Eastern Time. Investors and analysts interested in participating in the call are invited to dial (877) 407-3982 approximately ten minutes prior to the start of the call. The conference call will also be webcast live at www.jcrew.com. A replay of this call will be available until March 27, 2012 and can be accessed by dialing (877) 870-5176 and entering conference ID number 389713.

About J.Crew Group, Inc.

J.Crew Group, Inc. is a nationally recognized multi-channel retailer of women’s, men’s and children’s apparel, shoes and accessories. As of March 9, 2012, the Company operates 267 retail stores (including 225 J.Crew retail stores, 10 crewcuts stores and 32 Madewell stores), jcrew.com, the J.Crew catalog, madewell.com, the Madewell catalog, and 96 factory outlet stores. Additionally, certain product, press release and SEC filing information concerning the Company are available at the Company’s website www.jcrew.com.

Forward-Looking Statements:

Certain statements herein, including the information in Exhibit (6) hereof, are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements reflect the Company’s current expectations or beliefs concerning future events and actual results of operations may differ materially from historical results or current expectations. Any such forward-looking statements are subject to various risks and uncertainties, including our substantial indebtedness and lease obligations, the strength of the economy, declines in consumer spending or changes in seasonal consumer spending patterns, competitive market conditions, our ability to anticipate and timely respond to changes in trends and consumer preferences, our ability to successfully develop, launch and grow our newer concepts, products offerings, sales channels and businesses, material disruption to our information systems, our ability to implement our real estate strategy, our ability to attract and retain key personnel, interruptions in our foreign sourcing operations, impact of costs of mailing, paper and printing, and other factors which are set forth in the Company’s Annual Report on Form 10-K and in all filings with the SEC made by the Company subsequent to the filing of the Form 10-K. The Company does not undertake to publicly update or revise its forward-looking statements, whether as a result of new information, future events or otherwise.

Exhibit (1)

J.Crew Group, Inc.

Condensed Consolidated Statements of Operations

(in thousands, except percentages)

(unaudited)

	Fourth Quarter of Fiscal 2011	Fourth Quarter of Fiscal 2010
	(Successor)	(Predecessor)

Net sales:
Stores	$354,044	$304,645
Direct	170,815	155,788

Other	6,083	11,067

Total revenues	530,942	471,500

Cost of goods sold, including buying and occupancy costs	330,131	295,275

Gross profit	200,811	176,225
As a percent of revenues	37.8%	37.4%

Selling, general and administrative expenses	159,129	160,743
As a percent of revenues	30.0%	34.1%

Operating income	41,682	15,482
As a percent of revenues	7.9%	3.3%

Interest expense, net	25,095	528

Income before income taxes	16,587	14,954

Provision for income taxes	1,440	10,917

Net income	$15,147	$4,037

Exhibit (2)

J.Crew Group, Inc.

Condensed Consolidated Pro Forma Statement of Operations

(in thousands, except percentages)

(unaudited)

	For the Period March 8, 2011 to January 28, 2012	For the Period January 30, 2011 to March 7, 2011	Adjustments		Pro forma Fiscal 2011	Fiscal 2010
	(Successor)	(Predecessor)				(Predecessor)

Net sales:
Stores	$1,194,276	$86,474		$—	$1,280,750	$1,192,876
Direct	502,033	43,642		—	545,675	490,594

Other	25,441	3,122		—	28,563	38,757

Total revenues	1,721,750	133,238		—	1,854,988	1,722,227

Cost of goods sold, including buying and occupancy costs	1,042,197	70,284	(a)	(30,689)	1,081,792	975,230

Gross profit	679,553	62,954		30,689	773,196	746,997
As a percent of revenues	39.5%	47.2%			41.7%	43.4%

Selling, general and administrative expenses	574,877	79,736	(a)	(67,214)	587,399	533,029
As a percent of revenues	33.4%	59.8%			31.7%	30.9%

Operating income (loss)	104,676	(16,782)		97,903	185,797	213,968
As a percent of revenues	6.1%	(12.6)%			10.0%	12.4%

Interest expense, net	91,683	1,166	(b)	8,498	101,347	3,914

Income before income taxes	12,993	(17,948)		89,405	84,450	210,054

Provision (benefit) for income taxes	584	(1,798)	(c)	34,150	32,936	88,549

Net income (loss)	$12,409	$(16,150)		$55,255	$51,514	$121,505

See notes to pro forma statement of operations

Notes to Pro Forma Statement of Operations

(a)	To give effect to the following adjustments:

(in thousands)	Adjustments

Amortization expense(1)	$813
Depreciation expense(2)	880
Sponsor monitoring fees(3)	649
Amortization of lease commitments, net(4)	2,199
Elimination of non-recurring charges(5)	(102,444)

Total pro forma adjustment	$(97,903)

Pro forma adjustment:
Recorded in cost of goods sold	$(30,689)
Recorded in selling, general and administrative expenses	(67,214)

Total pro forma adjustment	$(97,903)

(1)	To record five weeks of additional amortization expense to reflect a full year of amortization of intangible assets for our Madewell brand name, loyalty program and customer lists amortized on a straight-line basis over their respective useful lives.
(2)	To record five weeks of additional depreciation expense to reflect a full year of depreciation of the step-up of property and equipment allocated on a straight-line basis over a weighted average remaining useful life of 8.2 years.
(3)	To record five weeks of additional expense to reflect a full year of an annual monitoring fee (calculated as the greater of 40 basis points of annual revenues or $8 million) to be paid to the Sponsors in accordance with a management services agreement.
(4)	To record five weeks of additional amortization expense to reflect a full year of amortization of favorable and unfavorable lease commitments amortized on a straight-line basis over the remaining lease life, offset by the elimination of the amortization of historical deferred rent credits.
(5)	To eliminate non-recurring charges that were incurred in connection with the acquisition and related transactions, including acquisition-related share based compensation, transaction costs, transaction-related litigation recoveries, and amortization of the step-up in the carrying value of inventory.

(b)	To give effect to the following adjustments:

(in thousands)	Adjustments

Pro forma annual cash interest expense(1)	$91,729
Pro forma annual amortization of deferred financing costs(1)	9,602
Less recorded interest expense, net	(92,833)

Total pro forma adjustment to interest expense, net	$8,498

(1)	To record a full year of interest expense associated with borrowings under the term loan facility and notes, and the amortization of deferred financing costs. Pro forma cash interest expense reflects a weighted-average interest rate of 5.6%.

(c)	To reflect our expected annual effective tax rate of approximately 39%.

Exhibit (3)

J.Crew Group, Inc.

Condensed Consolidated Balance Sheets

(in thousands)	January 28, 2012	January 29, 2011
	(Successor)	(Predecessor)
Assets
Current assets:
Cash and cash equivalents	$221,852	$381,360
Inventories	242,659	214,431
Prepaid expenses and other current assets	48,052	39,104
Deferred income taxes, net	9,971	—
Prepaid income taxes	4,087	—

Total current assets	526,621	634,895

Property and equipment, net	264,572	197,210

Favorable lease commitments, net	48,930	—

Deferred financing costs, net	58,729	970

Deferred income taxes, net	—	20,171

Intangible assets, net	985,322	4,343

Goodwill	1,686,915	—

Other assets	2,433	2,577

Total assets	$3,573,522	$860,166

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$158,116	$147,083
Other current liabilities	116,339	117,642
Interest payable	26,735	—
Income taxes payable	—	1,673
Deferred income taxes, net	—	4,277
Current portion of long-term debt	15,000	—

Total current liabilities	316,190	270,675

Long-term debt	1,579,000	—

Unfavorable lease commitments and deferred credits	53,700	67,665

Deferred income taxes, net	410,515	—

Other liabilities	37,065	10,705

Stockholders’ equity	1,177,052	511,121

Total liabilities and stockholders’ equity	$3,573,522	$860,166

Exhibit (4)

J.Crew Group, Inc.

Reconciliation of Adjusted EBITDA

Non-GAAP Financial Measure

(unaudited)

The following table reconciles net income reflected on the Company’s condensed consolidated statements of operations for the fourth quarter to: (i) Adjusted EBITDA (a non-GAAP measure), (ii) cash flows from operating activities (prepared in accordance with GAAP) and (iii) cash and cash equivalents as reflected on the condensed consolidated balance sheet (prepared in accordance with GAAP).

(in millions)	Fourth Quarter of Fiscal 2011	Fourth Quarter of Fiscal 2010

Net income	$15.1	$4.0
Provision for income taxes	1.4	10.9
Interest expense, net	25.1	0.5
Depreciation and amortization	20.3	13.1

EBITDA	61.9	28.5

Share-based compensation	1.0	3.8
Amortization of inventory step-up	1.7	—
Amortization of lease commitments	2.7	(0.7)
Sponsor monitoring fees	2.0	—
Transaction costs	—	10.0
Transaction-related litigation	(9.8)	10.0

Adjusted EBITDA	59.5	51.6

Taxes paid	(17.4)	(13.4)
Interest paid	(7.6)	(0.1)
Changes in working capital	74.7	50.4

Cash flows from operating activities	109.2	88.5
Cash flows from investing activities	(24.0)	(14.4)
Cash flows from financing activities	(6.1)	(4.4)

Increase in cash	79.1	69.7
Cash and cash equivalents, beginning	142.7	311.7

Cash and cash equivalents, ending	$221.8	$381.4

Exhibit (5)

J.Crew Group, Inc.

Reconciliation of Adjusted EBITDA

Non-GAAP Financial Measure

(unaudited)

The following table reconciles net income reflected on the Company’s condensed consolidated pro forma statements of operations to: (i) Adjusted EBITDA (a non-GAAP measure), (ii) cash flows from operating activities (prepared in accordance with GAAP) and (iii) cash and cash equivalents as reflected on the condensed consolidated balance sheet (prepared in accordance with GAAP).

(in millions)	Pro forma Fiscal 2011	Fiscal 2010

Net income	$51.5	$121.5
Provision for income taxes	32.9	88.6
Interest expense, net	101.4	3.9
Depreciation and amortization	74.2	49.8

EBITDA	260.0	263.8

Transaction costs	—	20.0
Share-based compensation	4.4	10.6
Amortization of lease commitments	9.8	(6.2)
Sponsor monitoring fees	8.0	—

Adjusted EBITDA	282.2	288.2

Taxes paid	(35.5)	(87.2)
Interest paid	(56.0)	(1.1)
Changes in working capital	(45.5)	(18.1)

Cash flows from operating activities	145.2	181.8
Cash flows from investing activities	(3,077.5)	(52.3)
Cash flows from financing activities	2,772.7	(46.2)

Increase (decrease) in cash	(159.6)	83.3
Cash and cash equivalents, beginning	381.4	298.1

Cash and cash equivalents, ending	$221.8	$381.4

We present Adjusted EBITDA, a non-GAAP financial measure, because we use such measure to monitor and evaluate both the performance of our business and our liquidity. We believe the presentation of this measure will enhance the ability of our investors to analyze trends in our business, evaluate our performance relative to other companies in the industry, and evaluate our ability to service debt.

Adjusted EBITDA eliminates the impact of items such as non-cash share-based compensation, transaction costs, litigation costs, sponsor monitoring fees, as well as the impact of purchase accounting adjustments resulting from the acquisition of the Company.

Adjusted EBITDA is not a presentation made in accordance with generally accepted accounting principles and this computation may vary from others in the industry. Adjusted EBITDA should not be considered an alternative to (i) net income, as a measure of operating performance, or (ii) cash flows, as a measure of liquidity. Adjusted EBITDA has important limitations as an analytical tool and should not be considered in isolation to, or as a substitute for analysis of the Company’s results as measured in accordance with GAAP.

Exhibit (6)

Actual and Projected Store Count and Square Footage(a)

	Fiscal 2011 (Actual)
Quarter	Total stores open at beginning of the quarter	Number of stores opened during the quarter(b)	Number of stores closed during the quarter(b)	Total stores open at end of the quarter
1st Quarter	333	5	(1)	337
2nd Quarter	337	6	—	343
3rd Quarter	343	17	—	360
4th Quarter	360	5	(3)	362

	Fiscal 2011 (Actual)
Quarter	Total gross square feet at beginning of the quarter	Gross square feet for stores opened or expanded during the quarter	Reduction of gross square feet for stores closed or downsized during the quarter	Total gross square feet at end of the quarter
1st Quarter	2,006,999	31,039	(6,461)	2,031,577
2nd Quarter	2,031,577	25,529	(4,075)	2,053,031
3rd Quarter	2,053,031	83,726	—	2,136,757
4th Quarter	2,136,757	16,522	(14,616)	2,138,663

	Fiscal 2012 (Projected)
Quarter	Total stores open at beginning of the quarter	Number of stores opened during the quarter(c)	Number of stores closed during the quarter(c)	Total stores open at end of the quarter
1st Quarter	362	10	—	372
2nd Quarter	372	7	(1)	378
3rd Quarter	378	19	(1)	396
4th Quarter	396	6	—	402

	Fiscal 2012 (Projected)
Quarter	Total gross square feet at beginning of the quarter	Gross square feet for stores opened or expanded during the quarter	Reduction of gross square feet for stores closed or downsized during the quarter	Total gross square feet at end of the quarter
1st Quarter	2,138,663	42,057	(1,811)	2,178,909
2nd Quarter	2,178,909	42,382	(2,576)	2,218,715
3rd Quarter	2,218,715	100,687	(14,156)	2,305,246
4th Quarter	2,305,246	30,417	—	2,335,663

(a)	Excludes three clearance stores and includes one factory store that is temporarily closed due to flooding.

(b)	Stores opened or closed during fiscal 2011 by channel are as follows:

Q1 – One retail, one factory, one retail crewcuts, and two Madewell stores. Closed one retail store.

Q2 – Three factory, one crewcuts factory, and two Madewell stores.

Q3 – Six retail, four factory and seven Madewell stores.

Q4 – One retail, one factory, one crewcuts factory, and two Madewell stores. Closed two retail stores and one Madewell store.

(c)	Stores projected to be opened or closed during fiscal 2012 by channel are as follows:

Q1 – Three retail and seven Madewell stores.

Q2 – Five retail, one factory, and one Madewell stores. Close one Madewell store.

Q3 – Six retail, seven factory, one crewcuts, and five Madewell stores. Close one retail store.

Q4 – Two retail, two factory, and two Madewell stores.

Exhibit (7)

Historical Comparable Sales

(Unaudited)

	Increase (decrease) in
Fiscal 2011	Comparable company sales(a)	Comparable store sales	Direct sales
1st Quarter	(2.8)%	(5.8)%	5.3%
2nd Quarter	3.5%	0.8%	13.1%
3rd Quarter	5.4%	1.5%	17.5%
4th Quarter	6.4%	6.3%	9.6%

	Increase (decrease) in
Fiscal 2010	Comparable company sales(a)	Comparable store sales	Direct sales
1st Quarter	15.9%	15.1%	19.9%
2nd Quarter	11.6%	10.6%	16.3%
3rd Quarter	2.0%	(1.4)%	11.8%
4th Quarter	0.1%	(5.2)%	11.9%

(a)	Comparable company sales include (i) comparable store sales, (ii) direct sales, and (iii) shipping and handling fees, which are reported as other revenues.